Exhibit 10.11
AMENDMENT NO. 1 TO THE
COMPLETE PRODUCTION SERVICES, INC.
AMENDED AND RESTATED 2001 STOCK INCENTIVE PLAN
July 28, 2006
     This Amendment No. 1 to the Complete Production Services, Inc. Amended and Restated 2001 Stock Incentive Plan (“Amendment”) is adopted by Complete Production Services, Inc., a Delaware corporation (the “Company”), effective as of July 28, 2006 (the “Effective Date”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Complete Production Services, Inc. Amended and Restated 2001 Stock Incentive Plan (the “Amended Plan”).
RECITALS
     The Amended Plan was approved by the Board of Directors of the Company (the “Board”) on March 29, 2006 and by the stockholders of the Company on April 12, 2006.
     Article X of the Amended Plan provides that the Amended Plan, or any part thereof, may be altered or amended by the Board provided that no change in the Amended Plan may impair the rights of a Participant with respect to an award previously granted without the consent of the Participant. Notwithstanding the foregoing, any amendment to increase the maximum aggregate number of shares that may be issued under the Amended Plan or change the class of individual rights to receive awards under the Amended Plan are subject to stockholder approval.
     The Board of Directors has determined that it is in the best interests of the Company and its stockholders to amend the Amended Plan to: (i) give the Committee the authority to amend the Amended Plan in any way that does not require stockholder approval; (ii) allow the Committee to delegate authority under the Amended Plan; (iii) allow, with the prior consent of the Committee, the payment of withholding taxes with shares of Common Stock of the Company otherwise issuable under an Award or already-owned by a Participant; and (iv) amend the definition of “Fair Market Value”.
AMENDMENT
               1. Effective as of the Effective Date, Article X, “AMENDMENT AND TERMINATION OF THE PLAN” of the Amended Plan is hereby amended and restated to read in its entirety as follows:
     “The Board in its discretion may terminate the Plan at any time with respect to any shares of Common Stock for which Awards have not theretofore been granted. The Board or the Committee shall have the right to alter or amend the Plan or any part thereof from time to time; provided that (i) no change in the Plan may be made that would impair the rights of a Participant with respect to an Award theretofore granted without the consent of the Participant, and (ii) stockholder approval will be required to amend the Plan to (a) increase the maximum aggregate number of shares that may be issued under the Plan or (b) change the class of individuals eligible to receive Awards under the Plan; and (iii) only the Board may approve an amendment to the Plan that is subject to stockholder approval.
                  2. Effective as of the Effective Date, Article IV, “ADMINISTRATION” shall be amended to add a new Paragraph (d) as follows:
(d) Delegation of Authority. To the extent permitted by applicable law, the Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant Awards to, and amend and interpret Awards granted to, Participants other than (a) any senior executive of the Company who is subject to Section 16 of the Exchange Act, (b) any employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code, or (c) any member of the Board to whom authority to grant or amend Awards has been delegated hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation, and the Committee may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Article IV, subparagraph (d) shall serve in such capacity at the pleasure of the Committee. All references to the Committee in this Amended Plan shall include references to such delegatee.
                  3. Effective as of the Effective Date, Article XI, Paragraph (d) “Other Laws: Withholding” shall be amended to add the following at the end of such paragraph:
“The Committee may in its discretion and in satisfaction of any withholding obligation allow a Participant to elect to have the Company withhold shares of Common Stock otherwise issuable under an Award (or allow the return of shares of Common Stock) having a Fair Market Value equal to the sums required to be withheld. Notwithstanding any other provision of the Plan, the number of shares of Common Stock which may be withheld (or which may be repurchased from the Participant of such Award) in order to satisfy the Participant’s federal, state, local and foreign income and payroll tax liabilities with respect to the issuance, vesting, exercise or payment of the Award shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income.”
                  4. Effective as of the Effective Date, Article II, Paragraph (l), “Fair Market Value” shall be amended and restated to read in its entirety as follows:
“(l) “Fair Market Value” means, as of any given date, the fair market value of a share of Common Stock on such date determined by such methods or procedures as may be established from time to time by the Committee. Unless otherwise determined by the Committee, if the Common Stock is listed on any established stock exchange or a national market system, including, without limitation, the

New York Stock Exchange, the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing selling price for a share of Common Stock as quoted on such exchange or system for such date or, if there is no closing selling price for the Common Stock on the date in question, the closing selling price for a share of Common Stock on the last preceding date for which such quotation exists.”
                    5. Except as set forth herein, the Amended Plan shall remain in full force and effect. All Awards granted prior to the Effective Date shall, as applicable, be governed by the Amended Plan as in effect prior to the Effective Date.
     I hereby certify that the foregoing Amendment No. 1 to the Amended and Restated 2001 Stock Incentive Plan of Complete Production Services, Inc. was duly adopted by the Board of Directors effective as of July 28, 2006
     Executed this 28th day of July 2006.

/s/ James F. Maroney, III —————————————————— James F. Maroney, III Vice President, Secretary and General Counsel

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